GRAINGER REPORTS RESULTS FOR THE THIRD QUARTER 2025

Continued execution fueling solid performance;
Company narrows full year 2025 earnings outlook

Third Quarter Highlights
•Delivered sales of $4.7 billion, up 6.1%, or 5.4% on a daily, constant currency basis
•Achieved operating margin of 11.0% on a reported basis, down 460 basis points, or 15.2% on an adjusted basis, down 40 basis points, which excludes the non-cash loss related to the Company's intended exit of the U.K. market, including the planned divestiture of Cromwell
•Generated diluted EPS of $6.12 on a reported basis, down 38.0%, or $10.21 on an adjusted basis, up 3.4%
•Produced $597 million in operating cash flow and returned $399 million to Grainger shareholders through dividends and share repurchases
•Updating full year 2025 guidance, including a narrowed adjusted diluted EPS range of $39.00 to $39.75

CHICAGO, October 31, 2025 - Grainger (NYSE: GWW) today reported results for the third quarter of 2025 with sales of $4.7 billion, up 6.1%, or 5.4% on a daily, constant currency basis, and adjusted diluted EPS of $10.21, up 3.4% compared to the third quarter of 2024.

"We delivered results in-line with our expectations for the quarter, reinforcing the value and differentiated experience Grainger consistently creates for our customers,” said D.G. Macpherson, Chairman and CEO. “Looking ahead, we remain focused on navigating the continued uncertain environment through strong execution, industry-leading service and innovative capabilities to deliver on what matters most to our stakeholders.”

2025 Third Quarter Financial Summary

($ in millions, except per share amounts)	Q3 2025		Q3 2024		Q3'25 vs. Q3'24 Fav. / (Unfav.)
	Reported	Adjusted(1)	Reported	Adjusted	Reported	Adjusted
Net Sales	$4,657	$4,657	$4,388	$4,388	6.1%	6.1%
Gross Profit	$1,798	$1,798	$1,720	$1,720	4.5%	4.5%
Operating Earnings	$511	$707	$686	$686	(25.5)%	3.1%
Net Earnings Attributable to W.W. Grainger, Inc.	$294	$490	$486	$486	(39.5)%	0.8%
Diluted Earnings Per Share	$6.12	$10.21	$9.87	$9.87	(38.0)%	3.4%

Gross Profit Margin	38.6%	38.6%	39.2%	39.2%	(60) bps	(60) bps
Operating Margin	11.0%	15.2%	15.6%	15.6%	(460) bps	(40) bps
Effective Tax Rate	34.7%	24.8%	24.8%	24.8%	(990) bps	0 bps
(1) Reflects the asset impairment loss and other expenses recorded in the third quarter of 2025 related to the Company’s intention to exit the U.K. market, including the planned divestiture of the Cromwell business, which was held for sale as of September 30, 2025. See the supplemental information of this release for further information regarding the Company's non-GAAP measures including reconciliations to the most directly comparable GAAP measure.

Revenue
Sales in the quarter increased 6.1% compared to the third quarter of 2024. When normalizing for the impact of foreign currency exchange, sales on a daily, constant currency basis increased 5.4% compared to the third quarter of 2024.

In the High-Touch Solutions - N.A. segment, sales were up 3.4% on both a daily and constant currency basis compared to the third quarter of 2024. Results for the segment were driven by volume growth and improving price contribution as tariff costs are passed. In the Endless Assortment segment, sales were up 18.2%, or 14.6% on a daily, constant currency basis, compared to the third quarter of 2024. Growth for the segment was driven by strong performance at both MonotaRO and Zoro.

Gross Profit Margin
Gross profit margin was 38.6% in the third quarter of 2025, a decrease of 60 basis points from the third quarter of 2024.

In the High-Touch Solutions - N.A. segment, gross profit margin was 41.1%, a 50 basis point decrease compared to the prior year quarter as tariff-related inflation caused unfavorable price / cost timing and last-in, first-out (LIFO) inventory valuation headwinds. In the Endless Assortment segment, gross profit margin increased by 60 basis points from the third quarter of 2024 due to improvement across the segment.

Earnings
For the third quarter of 2025, total Company reported operating earnings were $511 million, down 25.5% compared to the third quarter of 2024. Reported operating margin was 11.0%, a 460 basis point decrease compared to the third quarter of 2024. On an adjusted basis, operating earnings for the quarter were $707 million, up 3.1% compared to the third quarter of 2024. Adjusted operating margin was 15.2%, a 40 basis point decrease compared to the third quarter of 2024. This decrease in adjusted operating margin was driven by unfavorable gross margin in High-Touch Solutions - N.A., which was partially offset by expense leverage in Endless Assortment. These adjusted results for the quarter exclude the asset impairment loss from the planned divestiture of the Cromwell business, along with other expenses related to the intended exit from the U.K. market incurred in the current year period.

Diluted earnings per share for the third quarter of 2025 were $6.12 on a reported basis, down 38.0% compared to the third quarter of 2024. On an adjusted basis, diluted EPS was $10.21, up 3.4% compared to the third quarter of 2024. The increase was driven primarily by sales growth and fewer shares outstanding.

Tax Rate
For the third quarter of 2025, the effective tax rate was 34.7%, compared to 24.8% in the third quarter of 2024. The increase in the effective tax rate was primarily due to the loss from the planned divestiture of the Cromwell business and intended exit from the U.K. market, for which there are no corresponding tax benefits. On an adjusted basis, the effective tax rate was 24.8% in both periods.

Cash Flow
During the third quarter of 2025, the Company generated $597 million of cash flow from operating activities. The Company invested $258 million in capital expenditures, resulting in free cash flow of $339 million. During the quarter, the Company returned $399 million to Grainger shareholders through dividends and share repurchases.

Guidance
The Company is updating the following guidance ranges which include certain known tariff impacts.

Total Company(1)	Previous 2025 Guidance Range (as of August 1, 2025)	Updated 2025 Guidance Range (as of October 31, 2025)
Net Sales	$17.9 - $18.2 billion	$17.8 - $18.0 billion
Sales growth	4.4% - 5.9%	3.9% - 4.7%
Daily, organic constant currency sales growth	4.5% - 6.0%	4.4% - 5.1%
Gross Profit Margin	38.6% - 38.9%	38.9% - 39.1%
Adjusted Operating Margin	14.7% - 15.1%	15.0% - 15.2%
Adjusted Diluted Earnings per Share	$38.50 - $40.25	$39.00 - $39.75
Operating Cash Flow	$2.05 - $2.25 billion	$2.10 - $2.20 billion
CapEx (cash basis)	$0.55 - $0.65 billion	$0.625 - $0.675 billion
Share Buyback	$1.05 - $1.15 billion	$1.05 - $1.15 billion
Effective Tax Rate	~23.8%	~23.8%

Segment Adjusted Operating Margin
High-Touch Solutions - N.A.	16.5% - 16.9%	16.9% - 17.0%
Endless Assortment	9.2% - 9.6%	9.2% - 9.5%
(1) Guidance provided is on an adjusted basis. Daily, organic constant currency sales growth is adjusted for the impact of one less selling day in 2025 as compared to 2024 and excludes the sales of certain divested or closed businesses in the comparable prior year period post date of divestiture or closure and changes in foreign currency exchange rates. The Company does not reconcile forward-looking non-GAAP financial measures. For further details see the supplemental information of this release.

Webcast
The Company will conduct a live conference call and webcast at 11:00 a.m. ET on Friday, October 31, 2025, to discuss the third quarter results. The event will be hosted by D.G. Macpherson, Chairman and CEO, and Deidra Merriwether, Senior Vice President and CFO, and can be accessed at invest.grainger.com. To access the conference call via phone, please send a request to InvestorRelations@grainger.com. For those unable to participate in the live event, a webcast replay will be available for 90 days at invest.grainger.com.

About Grainger
W.W. Grainger, Inc., is a leading broad line distributor with operations primarily in North America, Japan and the United Kingdom. At Grainger, We Keep the World Working® by serving more than 4.5 million customers worldwide with maintenance, repair and operating (MRO) products and value-added solutions delivered through innovative technology and deep customer expertise. Known for its commitment to service and purpose-driven culture, the Company reported 2024 revenue of $17.2 billion. For more information, visit www.grainger.com.

Visit invest.grainger.com to view information about the Company, including a supplement regarding 2025 third quarter results and additional Company information.

Safe Harbor Statement
All statements in this communication, other than those relating to historical facts, are “forward-looking statements.” Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “estimate,” “believe,” “expect,” “could,” “forecast,” “may,” “intend,” “plan,” “predict,” “project,” “will,” or “would,” and similar terms and phrases, including references to assumptions. Grainger cannot guarantee that any forward-looking statement will be realized and achievement of future results is subject to risks and uncertainties, many of which are beyond Grainger's control, which could cause Grainger's results to differ materially from those that are presented. Forward-looking statements include, but are not limited to, statements about future strategic plans and future financial and operating results. Important factors that could cause actual results to differ materially from those presented or implied in the forward-looking statements include, without limitation: inflation, higher product costs or other expenses, including operational and administrative expenses; a major loss of customers; loss or disruption of sources of supply; changes in customer or product mix; increased competitive pricing pressures; changes in third-party practices regarding digital advertising; failure to enter into or sustain contractual arrangements on a satisfactory basis with group purchasing organizations; failure to develop, manage or implement new technology initiatives or business strategies including with respect to Grainger's eCommerce platforms and artificial intelligence; failure to adequately protect intellectual property or successfully defend against infringement claims; fluctuations or declines in Grainger's gross profit margin; Grainger's responses to market pressures; the outcome of pending and future litigation or governmental or regulatory proceedings, including with respect to wage and hour, anti-bribery and corruption, environmental, regulations related to advertising, marketing and the internet, consumer protection, pricing (including disaster or emergency declaration pricing statutes), product liability, compliance or safety, trade and export compliance, general commercial disputes, or privacy and cybersecurity matters; investigations, inquiries, audits and changes in laws and regulations; failure to comply with laws, regulations and standards, including new or stricter environmental laws or regulations; government contract matters; the impact of any government shutdown; disruption or breaches of information technology or data security systems involving Grainger or third parties on which Grainger depends; general industry, economic, market or political conditions; general global economic conditions, including existing, new, or increased tariffs, trade issues and changes in trade policies, inflation, and interest rates; currency exchange rate fluctuations; market volatility, including price and trading volume volatility or price declines of Grainger's common stock; commodity price volatility; facilities disruptions or shutdowns; higher fuel costs or disruptions in transportation services; effects of outbreaks of pandemic disease or viral contagions, global conflicts, natural or human induced disasters, extreme weather, and other catastrophes or conditions; effects of climate change; failure to execute on our efforts and programs related to environmental, social and governance matters; competition for, or failure to attract, retain, train, motivate and develop executives and key team members; loss of key members of management or key team members; loss of operational flexibility and potential for work stoppages or slowdowns if team members unionize or join a collective bargaining arrangement; changes in effective tax rates; changes in credit ratings or outlook; Grainger's incurrence of indebtedness or failure to comply with restrictions and obligations under its debt agreements and instruments and other factors that can be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available on our Investor Relations website. Forward-looking statements are given only as of the date of this communication and we disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Media:	Investors:
Erin Ptacek	Kyle Bland
VP, Communications & Public Affairs	VP, Investor Relations

Robb Kristopher	Kevin Byrne
Director, External Affairs	Director, Investor Relations

Media_Inquiries@grainger.com	InvestorRelations@grainger.com

W.W. Grainger, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In millions of dollars, except for share and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net sales	$4,657	$4,388	$13,517	$12,935
Cost of goods sold	2,859	2,668	8,254	7,853
Gross profit	1,798	1,720	5,263	5,082
Selling, general and administrative expenses	1,287	1,034	3,402	3,078
Operating earnings	511	686	1,861	2,004
Other (income) expense:
Interest expense – net	20	19	61	60
Other – net	(1)	(4)	(10)	(18)
Total other expense – net	19	15	51	42
Earnings before income taxes	492	671	1,810	1,962
Income tax provision	171	166	481	470
Net earnings	321	505	1,329	1,492
Less net earnings attributable to noncontrolling interest	27	19	74	58
Net earnings attributable to W.W. Grainger, Inc.	$294	$486	$1,255	$1,434

Earnings per share:
Basic	$6.13	$9.90	$26.02	$29.10
Diluted	$6.12	$9.87	$25.97	$29.00
Weighted average number of shares outstanding:
Basic	47.8	48.8	48.0	49.0
Diluted	47.9	48.9	48.1	49.2

W.W. Grainger, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions of dollars)
(Unaudited)

	As of
	(Unaudited)
Assets	September 30, 2025	December 31, 2024
Current assets
Cash and cash equivalents	$535	$1,036
Accounts receivable (less allowance for credit losses of $36 and $32, respectively)	2,408	2,232
Inventories – net	2,275	2,306
Prepaid expenses and other current assets	206	163
Assets held for sale	50	—
Total current assets	5,474	5,737
Property, buildings and equipment – net	2,237	1,927
Goodwill	361	355
Intangibles – net	264	243
Operating lease right-of-use	320	371
Other assets	192	196
Total assets	$8,848	$8,829

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities	$2	$499
Trade accounts payable	1,123	952
Accrued compensation and benefits	297	324
Operating lease liability	76	78
Accrued expenses	410	407
Income taxes payable	25	45
Liabilities held for sale	82	—
Total current liabilities	2,015	2,305
Long-term debt	2,367	2,279
Long-term operating lease liability	275	327
Deferred income taxes and tax uncertainties	135	101
Other non-current liabilities	95	114
Shareholders' equity	3,961	3,703
Total liabilities and shareholders’ equity	$8,848	$8,829

W.W. Grainger, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions of dollars)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Cash flows from operating activities:
Net earnings	$321	$505	$1,329	$1,492
Adjustments to reconcile net earnings to net cash provided by operating activities:
Provision for credit losses	7	6	20	18
Deferred income taxes and tax uncertainties	36	9	37	24
Depreciation and amortization	65	59	190	175
Non-cash lease expense	21	20	62	61
Impairment loss and net losses from business divestitures	196	—	196	—
Stock-based compensation	14	14	49	48
Change in operating assets and liabilities:
Accounts receivable	(40)	22	(252)	(183)
Inventories	(8)	15	(27)	86
Prepaid expenses and other assets	1	16	(32)	(26)
Trade accounts payable	(46)	(85)	185	99
Operating lease liabilities	(26)	(26)	(79)	(73)
Accrued liabilities	64	54	4	36
Income taxes – net	(5)	(2)	(42)	(64)
Other non-current liabilities	(3)	4	(20)	(10)
Net cash provided by operating activities	597	611	1,620	1,683
Cash flows from investing activities:
Capital expenditures	(258)	(88)	(558)	(283)
Proceeds from sale of assets	—	1	4	2
Other – net	(2)	2	11	19
Net cash used in investing activities	(260)	(85)	(543)	(262)
Cash flows from financing activities:
Proceeds from debt	27	500	90	503
Payments of debt	—	(21)	(503)	(38)
Proceeds from stock options exercised	—	16	2	26
Payments for employee taxes withheld from stock awards	(1)	(4)	(31)	(44)
Purchases of treasury stock	(291)	(227)	(798)	(739)
Cash dividends paid	(133)	(115)	(358)	(321)
Other – net	—	(1)	(1)	(2)
Net cash used in financing activities	(398)	148	(1,599)	(615)
Exchange rate effect on cash and cash equivalents	(1)	5	21	(18)
Net change in cash and cash equivalents	(62)	679	(501)	788
Cash and cash equivalents at beginning of period	597	769	1,036	660
Cash and cash equivalents at end of period	$535	$1,448	$535	$1,448

SUPPLEMENTAL INFORMATION - RECONCILIATION OF GAAP TO NON-GAAP
FINANCIAL MEASURES (Unaudited)

The Company supplements the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with the non-GAAP financial measures as defined below. The Company believes these non-GAAP financial measures provide meaningful information to assist investors in understanding financial results and assessing future performance as they provide a better baseline for analyzing the ongoing performance of its business by excluding items that may not be indicative of core operating results.

Basis of presentation
The Company has a controlling ownership interest in MonotaRO, which is part of our Endless Assortment segment. MonotaRO’s results are fully consolidated, reflected in U.S. GAAP, and reported one-month in arrears. Results will differ from MonotaRO’s externally reported financials which follow Japanese GAAP.

Adjusted gross profit, adjusted SG&A, adjusted operating earnings, adjusted operating margin, adjusted net earnings, adjusted diluted EPS
Exclude certain non-recurring items, like restructuring charges, asset impairments, gains and losses associated with business divestitures and other non-recurring, infrequent or unusual gains and losses (together referred to as “non-GAAP adjustments”), from the Company’s most directly comparable reported U.S. GAAP figures (reported gross profit, SG&A, operating earnings, net earnings and EPS). The Company believes these non-GAAP adjustments provide meaningful information to assist investors in understanding financial results and assessing future performance as they provide a better baseline for analyzing the ongoing performance of its business by excluding items that may not be indicative of core operating results.

Free cash flow (FCF)
Calculated using total cash provided by operating activities less capital expenditures. The Company believes the presentation of FCF allows investors to evaluate the capacity of the Company's operations to generate free cash flow.

Daily sales
Refers to sales for the period divided by the number of U.S. selling days for the period.

Daily, constant currency sales
Refers to daily sales adjusted for changes in foreign currency exchange rates.

Daily, organic constant currency sales
Refers to daily sales excluding the sales of certain divested or closed businesses in the comparable prior year period post date of divestiture or closure and changes in foreign currency exchange rates.

Foreign currency exchange
Calculated by dividing current period local currency daily sales by current period average exchange rate and subtracting the current period local currency daily sales divided by the prior period average exchange rate.

U.S. selling days:
2024: Q1-64, Q2-64, Q3-64, Q4-64, FY-256
2025: Q1-63, Q2-64, Q3-64, Q4-64, FY-255
2026: Q1-63, Q2-64, Q3-64, Q4-64, FY-255

As non-GAAP financial measures are not standardized, it may not be possible to compare these measures with other companies' non-GAAP measures having the same or similar names. These non-GAAP measures should not be considered in isolation or as a substitute for reported results. These non-GAAP measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. This press release also includes certain non-GAAP forward-looking information. The Company believes that a quantitative reconciliation of such forward-looking information to the most comparable financial measure calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of these non-GAAP financial measures would require the Company to predict the timing and likelihood of future restructurings, asset impairments, and other charges. Neither of these forward-looking measures, nor their probable significance, can be quantified with a reasonable degree of accuracy. Accordingly, a reconciliation of the most directly comparable forward-looking GAAP measures is not provided.

The reconciliations provided below reconcile GAAP financial measures to non-GAAP financial measures used in this release: daily sales; daily, constant currency sales; and free cash flow.

Sales growth for the three months ended September 30, 2025
(percent change compared to prior year period)
(unaudited)

	Q3 2025
	Total Company	High-Touch Solutions - N.A.	Endless Assortment
Reported sales	6.1%	3.4%	18.2%
Daily impact	—%	—%	—%
Daily sales(1)	6.1%	3.4%	18.2%
Foreign currency exchange(2)	(0.7)%	—%	(3.6)%
Daily, constant currency sales	5.4%	3.4%	14.6%
(1) Based on U.S. selling days, there was 64 selling days in Q3 2025 and Q3 2024.
(2) Excludes the impact of year-over-year foreign currency exchange rate fluctuations.

Free cash flow (FCF) for the three months ended September 30, 2025
(in millions of dollars)
(unaudited)

Q3 2025
Net cash flows provided by operating activities	$597
Capital expenditures	(258)
Free cash flow	$339

Income statement adjustments for the three months ended September 30, 2025 and 2024
(in millions of dollars)
(unaudited)

	Q3 2025			Reported	Adjusted(2)	Reported	Adjusted
	Reported	Adjustment(1)	Adjusted	% of Net sales		Y/Y

Earnings reconciliation:

SG&A	$1,287	$(196)	$1,091	27.6%	23.4%	24.5%	5.5%
Operating earnings	511	196	707	11.0	15.2	(25.5)	3.1
Other expense — net	(19)	—	(19)	0.4	0.4	26.7	26.7
Earnings before income taxes	492	196	688	10.6	14.8	(26.7)	2.5
Income tax provision(3)	(171)	—	(171)	3.7	3.7	3.0	3.0
Net earnings	321	196	517	6.9	11.1	(36.4)	2.4
Noncontrolling interest(4)	(27)	—	(27)	0.6	0.6	42.1	42.1
Net earnings attributable to W.W. Grainger, Inc.	$294	$196	$490	6.3%	10.5%	(39.5)%	0.8%

Diluted earnings per share:	$6.12	4.09	$10.21			(38.0)%	3.4%

	Q3 2024			Reported	Adjusted(2)	Reported	Adjusted
	Reported	Adjustment(1)	Adjusted	% of Net sales		Y/Y

Earnings reconciliation:

SG&A	$1,034	$—	$1,034	23.6%	23.6%	4.7%	4.7%
Operating earnings	686	—	686	15.6	15.6	2.8	2.8
Other expense — net	(15)	—	(15)	0.3	0.3	—	—
Earnings before income taxes	671	—	671	15.3	15.3	2.9	2.9
Income tax provision	(166)	—	(166)	3.8	3.8	4.4	4.4
Net earnings	505	—	505	11.5	11.5	2.4	2.4
Noncontrolling interest(4)	(19)	—	(19)	0.4	0.4	11.8	11.8
Net earnings attributable to W.W. Grainger, Inc.	$486	$—	$486	11.1%	11.1%	2.1%	2.1%

Diluted earnings per share:	$9.87	—	$9.87			4.7%	4.7%
(1) Reflects the asset impairment loss and other expenses recorded in the third quarter of 2025 related to the Company's intention to exit the U.K. market, including the planned divestiture of the Cromwell business, which was held for sale as of September 30, 2025. There were no non-GAAP adjustments for three months ended September 30, 2024.

(2) Calculated on the basis of reported net sales for the third quarter of 2025 and 2024.
(3) The Company's reported and adjusted effective tax rates were 34.7% and 24.8% for the third quarter of 2025, respectively.
(4) The Company has a controlling ownership interest in MonotaRO with the residual representing noncontrolling interest.